MANAGEMENT'S REPORT
Southern Company and Subsidiary Companies 2000 Annual Report


The management of Southern Company has prepared -- and is responsible for -- the consolidated financial statements and related information included in this report. These statements were prepared in accordance with accounting principles generally accepted in the United States and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the accounting records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of five independent directors provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Southern Company and its subsidiary companies in conformity with accounting principles generally accepted in the United States.






/s/H. Allen Franklin
H. Allen Franklin
President and Chief Executive Officer



/s/Gale E. Klappa
Gale E. Klappa
Financial Vice President, Chief Financial Officer,
and Treasurer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Southern Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Southern Company (a Delaware corporation) and subsidiary companies as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements (pages 13-35) referred to above present fairly, in all material respects, the financial position of Southern Company and subsidiary companies as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.





/s/Arthur Andersen LLP
Atlanta, Georgia
February 28, 2001

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Southern Company and Subsidiary Companies 2000 Annual Report


RESULTS OF OPERATIONS
---------------------

OVERVIEW OF CONSOLIDATED EARNINGS

Southern Company's solid financial performance resulted in record earnings for 2000. Higher earnings were driven by both strong growth of selling electricity in the Southeast and by the global subsidiary's competitive energy supply business outside the Southeast. Reported earnings in both 2000 and 1999 reflected significant items not related to the normal day-to-day business activities. After adjusting for these items, earnings per share for 2000 was $2.13 compared with $1.90 in 1999. Earnings as reported and the details of earnings as adjusted are shown in the following table.

   In April 2000, Southern Company announced an initial public offering of up to
19.9 percent of Mirant Corporation -- formerly Southern Energy, Inc. -- and its intentions to spin off the remaining ownership of Mirant to Southern Company stockholders within 12 months of the initial stock offering. On October 2, 2000, Mirant completed an initial public offering of 66.7 million shares of common stock.

   On February 19, 2001, Southern Company's board of directors approved the spin off of the remaining ownership of 272 million Mirant shares to be completed in a tax free distribution on April 2, 2001. As a result of the spin off, Southern Company financial statements and related information reflect Mirant as discontinued operations.

   A reconciliation of reported consolidated earnings, including discontinued operations, to earnings as adjusted -- which exclude non-day to day business items -- and the related explanations are as follows:

                             Consolidated         Earnings
                              Net Income          Per Share
                            ----------------   --------------
                             2000     1999       2000     1999
                             ---------------   ---------------
                               (in millions)
Earnings from --
  Continuing
    operations             $  994   $  915      $1.52     $1.33
  Discontinued
    operations                319      361        .49       .53
---------------------------------------------------------------
Earnings as reported        1,313    1,276       2.01      1.86
---------------------------------------------------------------
Mirant transition costs        80        -        .12         -
Mobile Energy
    write down                 10       69        .01       .10
Gain on asset sale              -      (78)         -      (.11)
Work force reductions           -       50          -       .07
Other                          (8)     (14)      (.01)     (.02)
---------------------------------------------------------------
Total adjustments              82       27        .12       .04
---------------------------------------------------------------
Earnings as adjusted       $1,395   $1,303      $2.13     $1.90
===============================================================

   Mirant's transition costs shown in the table include charges related to becoming a public company and changes in their tax strategy in Asia.

   In 2000 and 1999, Southern Company recorded asset impairment charges related to Mobile Energy Services -- see Note 3 to the financial statements. In 1999, Mirant sold a portion of its business in the United Kingdom. Work force reduction programs began in late 1999 for a German utility in which Mirant has an ownership interest.

SOUTHERN COMPANY BUSINESS ACTIVITIES

Discussion of the results of operations is focused on the traditional business of the integrated Southeast utilities. The remaining portion of Southern Company's other business activities include telecommunications, energy products and services, leveraged leasing activities, as well as the parent holding company. The impact of these other business activities on the consolidated results of operations is not significant. For more information, see Note 12.

Integrated Southeast Utilities

The five integrated Southeast utilities provide electric service in four states. These utilities are Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric. A condensed income statement for these companies is as follows:

                                           Increase (Decrease)
                              Amount         From Prior Year
                              ------       --------------------
                                2000           2000       1999
 --------------------------------------------------------------
                                      (in millions)
Operating revenues            $9,860           $735      $(238)
---------------------------------------------------------------
Fuel                           2,564            236          7
Purchased power                  677            268         13
Other operation
  and maintenance              2,472             41          4
Depreciation
  and amortization             1,135             89       (277)
Taxes other than
  income taxes                   532             11         13
---------------------------------------------------------------
Total operating expenses       7,380            645       (240)
---------------------------------------------------------------
Operating income               2,480             90          2
Other income, net                (18)           (11)       (84)
---------------------------------------------------------------
Earnings before
  interest and taxes           2,462             79        (82)
Interest expenses
  and other                      650             15        (44)
Income taxes                     703             28        (28)
---------------------------------------------------------------
Net income                    $1,109          $  36     $  (10)
===============================================================

Southern Company and Subsidiary Companies 2000 Annual Report


Revenues

Operating revenues for the integrated Southeast utilities in 2000 and the amount of change from the prior year are as follows:

                                           Increase (Decrease)
                              Amount         From Prior Year
                              -------      --------------------
                                2000           2000       1999
---------------------------------------------------------------
                                      (in millions)
Retail --
  Base revenues               $6,014           $174      $(262)
  Fuel cost recovery
    and other                  2,599            353         76
---------------------------------------------------------------
Total retail                   8,613            527       (186)
---------------------------------------------------------------
Sales for resale --
  Within service area            377             27        (24)
  Outside service area           600            127        (49)
----------------------------------------------------------------
Total sales for resale           977            154        (73)
Other operating
  revenues                       270             54         21
---------------------------------------------------------------
Operating revenues            $9,860           $735      $(238)
===============================================================
Percent change                                  8.1%      (2.5)%
---------------------------------------------------------------

   Base revenues increased $174 million in 2000 as a result of continued customer growth in the traditional service area and the positive impact of weather on energy sales. However, total base revenues of $5.8 billion in 1999 declined as a result of a Georgia Power rate reduction and recorded revenue sharing in 1999. For additional information, see Note 3 to the financial statements under "Georgia Power 1998 Retail Rate Order." Customer growth in the Southeast somewhat offset the rate decrease.

   Electric rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Under these fuel cost recovery provisions, fuel revenues generally equal fuel expenses -- including the fuel component of purchased energy -- and do not affect net income. However, cash flow is affected by the economic loss from untimely recovery of these receivables. Each company has filed or will be filing for approval of new fuel rates to be more reflective of escalating fuel costs.

   Revenues from sales for resale within the service area were up as a result of additional demand during the hot summer of 2000. Sales for resale revenues within the service area were $350 million in 1999, down 6.5 percent from the prior year. This sharp decline resulted primarily from supplying less electricity under contractual agreements with certain wholesale customers in 1999.

   Energy sales for resale outside the service area are principally unit power sales under long-term contracts to Florida utilities. Economy energy and energy under short-term contracts are also sold for resale outside the service area. Revenues from long-term unit power contracts have both a capacity and energy component. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components of the unit power contracts were as follows:

                                    2000       1999       1998
---------------------------------------------------------------
                                          (in millions)
Capacity                            $177       $174       $196
Energy                               178        157        152
---------------------------------------------------------------
Total                               $355       $331       $348
===============================================================

   Capacity revenues in 2000 and 1999 varied slightly compared with the prior year as a result of adjustments and true-ups related to contractual pricing. No significant declines in the amount of capacity are scheduled until the termination of the contracts in 2010.

Energy Sales

The changes in revenues for the traditional business in the Southeast are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 2000 and the percent change by year were as follows:

                         Amount            Percent Change
   (billions of          ------     ---------------------------
   kilowatt-hours)        2000      2000        1999      1998
---------------------------------------------------------------
Residential               46.2       6.5%       (0.2)%    10.9%
Commercial                46.2       6.6         4.0       7.2
Industrial                56.7       1.0         1.6       2.1
Other                      1.0       2.7         1.6       3.1
                         -----
Total retail             150.1       4.3         1.7       6.2
Sales for resale --
  Within service area      9.6       1.5        (4.1)     (0.4)
  Outside service area    17.2      33.0        (0.4)     (5.6)
                         -----
Total                    176.9       6.4         1.2       4.7
===============================================================

   The rate of growth in 2000 total retail energy sales was very strong. Residential energy sales reflected a substantial increase as a result of the hotter-than-normal summer weather and the number of residential customers served increased by 59,000 during the year. Commercial and industrial sales, both in

Southern Company and Subsidiary Companies 2000 Annual Report


2000 and 1999, continued to show slight gains in excess of the national averages. This reflects the strength of business and economic conditions in Southern Company's traditional service area in the southeastern United States. The rate of increase in 1999 total retail energy sales was significantly lower than in 1998. Residential energy sales experienced a decline as a result of milder weather in 1999, which strongly affected the total retail sales increase of 1.7 percent. Energy sales to retail customers are projected to increase at an average annual rate of 2.1 percent during the period 2001 through 2011.

   Sales to customers outside the service area under long-term contracts for unit power sales increased 21 percent in 2000 and increased 19 percent in 1999. These changes in sales were influenced by weather and fluctuations in prices for oil and natural gas, the primary fuel sources for utilities with which the company has long-term contracts. However, these fluctuations in energy sales under long-term contracts have minimal effects on earnings because the energy is generally sold at variable cost.

Expenses

In 2000, operating expenses of $7.4 billion increased $645 million compared with the prior year. The costs to produce electricity for the traditional business in 2000 increased by $498 million to meet higher energy demands. Non-production operation and maintenance expenses increased $47 million in 2000. In 2000, depreciation and amortization expenses increased $89 million of which $50 million resulted from the 1998 Georgia Power rate order as referred to earlier.

   In 1999, operating expenses of $6.7 billion decreased $240 million. This decline was driven by a reduction of $277 million accelerated depreciation of plant being recorded primarily as a result of the 1998 Georgia Power rate order. The costs to produce electricity for the traditional business in the Southeast for 1999 increased by $68 million to meet higher energy demands. All other operation and maintenance expenses declined by $44 million.

   Fuel costs constitute the single largest expense for the integrated Southeast utilities. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated -- within the traditional business service area -- were as follows:

                                    2000       1999       1998
-------------------------------------------------------------------
Total generation
  (billions of kilowatt-hours)       174        165        164
Sources of generation
  (percent) --
    Coal                              78         78         77
    Nuclear                           16         17         16
    Hydro                              2          2          4
    Oil and gas                        4          3          3
Average cost of fuel per net
  kilowatt-hour generated
    (cents) --                      1.51       1.45       1.48
-------------------------------------------------------------------

   In 2000, fuel and purchased power costs increased $504 million as a result of
10.6 billion more kilowatt-hours being sold than in 1999. Demand was met with some 2.5 billion additional kilowatt-hours being purchased and using generation with higher unit fuel cost than last year.

   Total fuel and purchased power costs of $2.7 billion in 1999 increased only $20 million while total energy sales increased 2.0 billion kilowatt-hours compared with the amounts recorded in 1998. Continued efforts to control energy costs helped lower the average cost of fuel per net kilowatt-hour generated in 1999.

   Total interest charges and other financing costs in 2000 increased $15 million reflecting new generating units being constructed requiring some external financing. Total interest charges and other financing costs in 1999 decreased $44 million from amounts reported in the previous year. The decline reflected additional refinancing of debt in 1999.

Discontinued Operations

Mirant is a global energy company whose businesses include competitive electricity distribution companies, independent power projects, and energy trading and risk management companies.

Southern Company and Subsidiary Companies 2000 Annual Report


   On February 19, 2001, Southern Company's board of directors approved the spin off of Mirant, to be effective on April 2, 2001. As a result of this action, Mirant's financial and related information is shown as discontinued operations. All historical financial statements, footnotes, and related disclosures have been reclassified to conform with the current year presentation.

   Earnings from discontinued operations are shown net of income taxes and minority interest. Southern Company earnings per share as adjusted was $2.13 in 2000, of which Mirant's earnings as adjusted contributed approximately $0.60 per share. On the same basis in 1999, Southern Company earnings per share was $1.90, of which $0.47 was attributed to Mirant.

Effects of Inflation

Southern Company's traditional business of the integrated Southeast utilities is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on Southern Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of continuing operations for the past three years are not necessarily indicative of future earnings potential. The level of Southern Company's future earnings depends on numerous factors. The two major factors are the ability of the regulated integrated Southeast utilities to achieve energy sales growth while containing cost in a more competitive environment; and the profitability of the new competitive market-based wholesale generating facilities being added.

   The traditional business or the five Southeast utilities currently operate as vertically integrated companies providing electricity to customers within the traditional service area of the southeastern United States. Prices for electricity provided to retail customers are set by state public service commissions under cost-based regulatory principles. Retail rates and earnings are reviewed and adjusted periodically within certain limitations based on earned return on equity. See Note 3 to the financial statements for additional information about these and other regulatory matters.

   Future earnings for the traditional business in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, new short and long-term contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the traditional service area.

   The electric utility industry in the United States is continuing to evolve as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are affected by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers.

   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been discussed in Alabama, Florida, Georgia, and Mississippi, none have been enacted. Enactment would require numerous issues to be resolved, including significant ones relating to recovery of any stranded investments, full cost recovery of energy produced, and other issues related to the current energy crisis in California. As a result of this crisis, many states

Southern Company and Subsidiary Companies 2000 Annual Report


have either discontinued or delayed implementation of initiatives involving retail deregulation. The inability of a company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on financial condition and results of operations.

   Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, if Southern Company's integrated Southeast utilities do not remain low-cost producers and provide quality service, then energy sales growth could be limited, and this could significantly erode earnings.

   To adapt to a less regulated, more competitive environment, Southern Company continues to evaluate and consider a wide array of potential business strategies. These strategies may include business combinations, acquisitions involving other utility or non-utility businesses or properties, internal restructuring, disposition of certain assets, or some combination thereof. Furthermore, Southern Company may engage in other new business ventures that arise from competitive and regulatory changes in the utility industry. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of Southern Company.

   On December 20, 1999, the Federal Energy Regulatory Commission (FERC) issued its final rule on Regional Transmission Organizations (RTOs). The order encouraged utilities owning transmission systems to form RTOs on a voluntary basis. After participating in regional conferences with customers and other members of the public to discuss the formation of RTOs, utilities were required to make a filing with the FERC. Southern Company filed on October 16, 2000, a proposal for the creation of an RTO. The proposal is for the formation of a for-profit company that would have control of the bulk power transmission system of Southern Company and any other participating utilities. Participants would have the option to either maintain their ownership, divest, sell, or lease their assets to the proposed RTO. If the FERC accepts the proposal as filed, the creation of an RTO is not expected to have a material impact on Southern Company's financial statements. The outcome of this matter cannot now be determined.

   The Energy Act amended the Public Utility Holding Company Act of 1935 (PUHCA) to allow holding companies to form exempt wholesale generators to sell power largely free of regulation under PUHCA. These entities are able to own and operate power generating facilities and sell power to affiliates -- under certain restrictions.

   Southern Company is aggressively working to maintain and expand its share of wholesale sales in the southeastern power markets. In January 2001, Southern Company announced the formation of a new subsidiary -- Southern Power Company. The new subsidiary will own, manage, and finance wholesale generating assets in the Southeast. Southern Power will be the primary growth engine for Southern Company's market-based energy business. Energy from its assets will be marketed to wholesale customers under the Southern Company name. By 2005, plans call for Southern Power to have developed or acquired more than 7,500 megawatts dedicated to the competitive wholesale business. Within 10 years, the new wholesale generating company's goal is to own more than 15,000 megawatts.

   In accordance with Financial Accounting Standards Board (FASB) Statement No. 87, Employers' Accounting for Pensions, Southern Company recorded non-cash income of approximately $130 million in 2000. Pension plan income in 2001 is expected to be less as a result of plan amendments. Future pension income is dependent on several factors including trust earnings and changes to the plan. For more information, see Note 2.

   Southern Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

   Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

   The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry -- including Southern Company's -- regarding the recognition, measurement, and classification in the financial statements of decommissioning costs for nuclear generating facilities. In response to these questions, the Financial Accounting Standards Board (FASB) is reviewing the accounting for liabilities related to the retirement of long-lived

Southern Company and Subsidiary Companies 2000 Annual Report


assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of retiring Southern Company's nuclear and other facilities may be required to be recorded as liabilities in the Consolidated Balance Sheets. Also, the annual provisions for such costs could change. Because of the company's current ability to recover asset retirement costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

   The integrated Southeast utilities are subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of a company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standard

In June 2000, FASB issued Statement No. 138, an amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. Statement No. 133, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. Statement No. 133 requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

   Southern Company utilizes financial instruments to reduce its exposure to changes in interest rates and foreign currency exchange rates. Southern Company also enters into commodity related forward contracts to limit exposure to changing prices on certain fuel purchases and electricity purchases and sales.

   Substantially all of these bulk energy purchases and sales meet the definition of a derivative under Statement No. 133. In many cases, these transactions meet the normal purchase and sale exception and the related contracts will continue to be accounted for under the accrual method. Certain of these instruments qualify as cash flow hedges resulting in the deferral of related gains and losses in other comprehensive income until the hedged transactions occur. Any ineffectiveness will be recognized currently in net income. However, others will be required to be marked to market through current period income.

   Southern Company adopted Statement No. 133 effective January 1, 2001. The cumulative effect of adoption was a reduction of approximately $300 million in comprehensive income, which was all related to discontinued operations. The impact on net income was immaterial. The application of the new rules is still evolving and further guidance from FASB is expected, which could additionally impact Southern Company's financial statements. Also, as wholesale energy markets mature, the accounting for future transactions could be significantly impacted by Statement No. 133, resulting in more volatility in net income and comprehensive income.

FINANCIAL CONDITION
------------------

Overview

Southern Company's financial condition continues to remain strong. In 2000, the integrated Southeast utilities' earnings were at the high end of their respective allowed range of return on equity. Also, earnings from discontinued operations made a solid contribution. These factors drove the reported consolidated net income to a record $1.31 billion in 2000. The quarterly dividend declared in January 2001 was 33 1/2 cents per share, or $1.34 annually. Southern Company is committed to a goal of maintaining its current annual dividend of $1.34 per share and to grow the dividend over time consistent with earnings expectations. After the Mirant spin off, Southern Company's target will be to grow earnings per share at an average annual rate of 3 to 5 percent.

   Gross property additions to utility plant from continuing operations were $2.2 billion in 2000. The majority of funds needed for gross property additions since 1997 has been provided from operating activities. The Consolidated Statements of Cash Flows provide additional details.

Market Price Risk

Southern Company is exposed to market risks, including changes in interest rates, currency exchange rates, and certain commodity prices. To manage the

Southern Company and Subsidiary Companies 2000 Annual Report


volatility attributable to these exposures, the company nets the exposures to take advantage of natural offsets and enters into various derivative transactions for the remaining exposures pursuant to the company's policies in areas such as counterparty exposure and hedging practices. Generally, company policy is that derivatives are to be used only for hedging purposes. Derivative positions are monitored using techniques that include market valuation and sensitivity analysis.

   The company's market risk exposures relative to interest rate changes have not changed materially versus the previous reporting period. In addition, the company is not aware of any facts or circumstances that would significantly impact such exposures in the near-term.

   If the company sustained a 100 basis point change in interest rates for all variable rate debt, the change would affect annualized interest expense by approximately $23 million at December 31, 2000. Based on the company's overall interest rate exposure at December 31, 2000, including derivative and other interest rate sensitive instruments, a near-term 100 basis point change in interest rates would not materially affect the consolidated financial statements.

   Due to cost-based rate regulations, the integrated Southeast utilities have limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the companies enter into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 2000, exposure from these activities was not material to the consolidated financial statements.

   For additional information, see Note 1 to the financial statements under "Financial Instruments for Non-Trading Activities."

Capital Structure

During 2000, the integrated Southeast utilities sold, through public authorities, $79 million of pollution control revenue bonds. In addition, senior notes of $650 million were issued in 2000. The companies continued to reduce financing costs by retiring higher-cost securities. Retirements of bonds and senior notes, including maturities, totaled $298 million during 2000, $1.2 billion during 1999, and $1.7 billion during 1998. Retirements of preferred stock totaled $86 million during 1999 and $239 million during 1998.

   In December 2000, Southern Company issued 28 million treasury shares of common stock through a public offering. The offering raised $800 million and was priced at $28.50 per share. The proceeds were used to reduce debt.

   In April 1999, Southern Company announced the repurchase of up to 50 million shares of its common stock over a two-year period through open market or privately negotiated transactions. Under this program, 50 million shares were repurchased by February 2000 at an average price of $25.53. Funding for the program was provided from Southern Company's commercial paper program. At the close of 2000, the company's common stock market value was 33 1/4 per share, compared with book value of $15.69 per share. The market-to-book value ratio was 212 percent at the end of 2000, compared with 170 percent at year-end 1999, and 207 percent at year-end 1998.

Capital Requirements for Construction

The construction program of Southern Company is budgeted at $2.9 billion for 2001, $2.6 billion for 2002, and $1.7 billion for 2003. Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; nuclear plant regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

   Southern Company has approximately 6,300 megawatts of new generating capacity scheduled to be placed in service by 2003. Approximately 4,100 megawatts of additional new capacity will be dedicated to the wholesale market and owned by Southern Power. Significant construction of transmission and distribution facilities and upgrading of generating plants will be continuing for the traditional business in the Southeast.

Southern Company and Subsidiary Companies 2000 Annual Report


Other Capital Requirements

In addition to the funds needed for the construction program, approximately $1.4 billion will be required by the end of 2003 for present improvement fund requirements and maturities of long-term debt. Also, the subsidiaries will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. On August 1, 2000, the U.S. District Court granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. On January 12, 2001, the EPA re-filed its claims against Alabama Power in federal district court in Birmingham, Alabama. The EPA did not include the system service company in the new complaint. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

   In November 1990, the Clean Air Act Amendments of 1990 (Clean Air Act) were signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants were required in two phases. Phase I compliance began in 1995 and some 50 generating units were brought into compliance with Phase I requirements.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I nitrogen oxide and sulfur dioxide emissions compliance totaled approximately $300 million.

   Phase II sulfur dioxide compliance was required in 2000. Southern Company used emission allowances and fuel switching to comply with Phase II requirements. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Compliance for Phase II and initial ozone non-attainment requirements increased total construction expenditures through 2000 by approximately $100 million.

   The one-hour ozone non-attainment standards for the Atlanta and Birmingham areas have been set and must be implemented in May 2003. Seven generating plants will be affected in the Atlanta area and two plants in the Birmingham area. Additional construction expenditures for compliance with these new rules are currently estimated at approximately $935 million.

   A significant portion of costs related to the acid rain and ozone non-attainment provisions of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

Southern Company and Subsidiary Companies 2000 Annual Report


     In July 1997, the EPA revised the national ambient air quality standards for ozone and particulate matter. This revision made the standards significantly more stringent. In the subsequent litigation of these standards, the U.S. Supreme Court recently dismissed certain challenges but found the EPA's implementation program for the new ozone standard unlawful and remanded it to the EPA. In addition, the Federal District of Columbia Circuit Court of Appeals will address other legal challenges to these standards in mid-2001. If the standards are eventually upheld, implementation could be required by 2007 to 2010.

   In September 1998, the EPA issued the final regional nitrogen oxide reduction rules to the states for implementation. Compliance is required by May 31, 2004. The final rule affects 21 states, including Alabama and Georgia. Additional construction expenditures for compliance with these new rules are currently estimated at approximately $195 million.

   In December 2000, the EPA completed its utility studies for mercury and other hazardous air pollutants (HAPS) and issued a determination that an emission control program for mercury and, perhaps, other HAPS is warranted. The program is to be developed over the next four years under the Maximum Achievable Control Technology (MACT) provisions of the Clean Air Act. This determination is being challenged in the courts. In January 2001, the EPA proposed guidance for the determination of Best Available Retrofit Technology (BART) emission controls under the Regional Haze Regulations. Installation of BART controls is expected to take place around 2010. Litigation of the BART rules is probable in the near future.

   Implementation of the final state rules for these initiatives could require substantial further reductions in nitrogen oxide, sulfur dioxide, mercury, and other HAPS emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules. Reviews by the new administration in Washington, D.C. add to the uncertainties associated with BART guidance and the MACT determination for mercury and other HAPS.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: control strategies to reduce regional haze; limits on pollutant discharges to impaired waters; water intake restrictions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

   Southern Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the subsidiaries could incur substantial costs to clean up properties. The subsidiaries conduct studies to determine the extent of any required cleanup costs and have recognized in their respective financial statements costs to clean up known sites. These costs for Southern Company amounted to $4 million in 2000, $4 million in 1999, and $6 million in 1998. Additional sites may require environmental remediation for which the subsidiaries may be liable for a portion or all required cleanup costs. See Note 3 to the financial statements for information regarding Georgia Power's potentially responsible party status at a site in Brunswick, Georgia.

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

   Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of

Southern Company and Subsidiary Companies 2000 Annual Report


applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

The amount and timing of additional equity capital to be raised in 2001 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans.

   The integrated Southeast utilities plan to obtain the funds required for construction and other purposes from sources similar to those used in the past, which were primarily from internal sources. However, the type and timing of any financings -- if needed -- will depend on market conditions and regulatory approval. In recent years, financings primarily have utilized unsecured debt and trust preferred securities.

   Southern Power will use both external funds and equity capital from Southern Company to finance its construction program.

   To meet short-term cash needs and contingencies, Southern Company had at the beginning of 2001 approximately $199 million of cash and cash equivalents and $5.1 billion of unused credit arrangements with banks.

Cautionary Statement Regarding
Forward-Looking Information

Southern Company's 2000 Annual Report includes forward-looking statements in addition to historical information. Forward-looking information includes, among other things, statements concerning the strategic goals for Southern Company's new wholesale business and also Southern Company's earnings per share and earnings growth goals. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. Southern Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and also changes in environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, including the pending EPA civil action against Georgia Power and potentially other of Southern Company's subsidiaries and the race discrimination litigation against certain of Southern Company's subsidiaries; the extent and timing of the entry of additional competition in the markets of Southern Company's subsidiaries; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial; internal restructuring or other restructuring options, that may be pursued by Southern Company; state and federal rate regulation in the United States and in foreign countries in which Southern Company's subsidiaries operate; political, legal and economic conditions and developments in the United States and in foreign countries in which Southern Company's subsidiaries operate; financial market conditions and the results of financing efforts; the impact of fluctuations in commodity prices, interest rates and customer demand; weather and other natural phenomena; the performance of projects undertaken by the non-traditional business and the success of efforts to invest in and develop new opportunities; the timing and acceptance of Southern Company's new product and service offerings; the ability of Southern Company to obtain additional generating capacity at competitive prices; developments in the California power markets, including, but not limited to, governmental intervention, deterioration in the financial condition of counterparties, default on receivables due, adverse results in current or future litigation and adverse changes in the tariffs of the California Power Exchange Corporation or the California Independent System Operator Corporation; and other factors discussed elsewhere herein and in other reports (including Form 10-K) filed from time to time by Southern Company with the SEC.


CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2000, 1999, and 1998
Southern Company and Subsidiary Companies 2000 Annual Report

----------------------------------------------------------------------------------------------------------------------------
                                                                               2000                 1999              1998
----------------------------------------------------------------------------------------------------------------------------
                                                                                              (in millions)
Operating Revenues:
Retail sales                                                               $  8,613               $8,086            $8,272
Sales for resale                                                                977                  823               896
Other revenues                                                                  476                  408               331
----------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                     10,066                9,317             9,499
----------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Fuel                                                                          2,564                2,328             2,321
Purchased power                                                                 677                  409               396
Other operations                                                              1,862                1,839             1,852
Maintenance                                                                     852                  829               800
Depreciation and amortization                                                 1,171                1,139             1,340
Taxes other than income taxes                                                   536                  523               511
----------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                      7,662                7,067             7,220
----------------------------------------------------------------------------------------------------------------------------
Operating Income                                                              2,404                2,250             2,279
Other Income:
Interest income                                                                  51                   70               154
Other, net                                                                      (26)                 (55)              (53)
----------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations
  Before Interest and Income Taxes                                            2,429                2,265             2,380
----------------------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                                           659                  556               558
Distributions on capital and preferred securities of subsidiaries               169                  175               141
Preferred dividends of subsidiaries                                              19                   20                25
----------------------------------------------------------------------------------------------------------------------------
Total interest and other                                                        847                  751               724
----------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations Before Income Taxes                       1,582                1,514             1,656
Income taxes                                                                    588                  599               670
----------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations                                             994                  915               986
Earnings from discontinued operations,
  net of income taxes of $86, $127,
  and $(121) for 2000, 1999, and 1998, respectively                             319                  361                (9)
----------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                    $  1,313               $1,276           $   977
============================================================================================================================
Common Stock Data:6
Basic and diluted earnings per share of common stock -
  Earnings per share from continuing operations                               $1.52                $1.33            $ 1.41
  Earnings per share from discontinued operations (Note 11)                    0.49                 0.53             (0.01)
----------------------------------------------------------------------------------------------------------------------------
Consolidated Basic and Diluted Earnings Per Share                             $2.01                $1.86             $1.40
============================================================================================================================
Average number of shares of common stock outstanding (in millions)              653                  685               697
Cash dividends paid per share of common stock                                 $1.34                $1.34            $ 1.34
----------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2000, 1999, and 1998
Southern Company and Subsidiary Companies 2000 Annual Report

-------------------------------------------------------------------------------------------------------------------------------
                                                                                  2000                 1999              1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                 (in millions)
Operating Activities:
Consolidated net income                                                        $ 1,313              $ 1,276          $    977
Adjustments to reconcile consolidated net income
   to net cash provided from operating activities --
      Less income from discontinued operations (Note 11)                           319                  361                (9)
      Depreciation and amortization                                              1,337                1,216             1,530
      Deferred income taxes and investment tax credits                              97                   10                21
      Gain on asset sales                                                            5                   (2)              (20)
      Other, net                                                                   455                  888               (40)
      Changes in certain current assets and liabilities --
           Receivables, net                                                       (379)                (141)              (49)
           Fossil fuel stock                                                        78                  (41)              (24)
           Materials and supplies                                                  (15)                 (37)               10
           Accounts payable                                                        180                  (65)              103
           Other                                                                    66                  244              (200)
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities of continuing operations             2,818                2,987             2,317
-------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                        (2,225)              (1,881)           (1,356)
Sales of property                                                                    -                    -                83
Other                                                                              (81)                (400)             (166)
-------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities of continuing operations                 (2,306)              (2,281)           (1,439)
-------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                         (275)                 831              (365)
Proceeds --
   Other long-term debt                                                            743                1,469             2,496
   Capital and preferred securities                                                  -                  250               435
   Preferred stock                                                                   -                    -               200
   Common stock                                                                    910                   24               234
Redemptions --
   First mortgage bonds                                                           (211)                (890)           (1,479)
   Other long-term debt                                                           (204)                (483)             (278)
   Capital and preferred securities                                                  -                 (100)                -
   Preferred stock                                                                   -                  (86)             (239)
   Common stock repurchased                                                       (415)                (862)             (125)
Payment of common stock dividends                                                 (873)                (921)             (933)
Other                                                                              (54)                 (76)             (155)
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for)
  financing activities of continuing operations                                   (379)                (844)             (209)
-------------------------------------------------------------------------------------------------------------------------------
Cash used for discontinued operations                                              (88)                 (20)             (534)
-------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                45                 (158)              135
Cash and Cash Equivalents at Beginning of Year                                     154                  312               177
-------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                       $   199              $   154          $    312
===============================================================================================================================
Supplemental Cash Flow Information
  From Continuing Operations:
Cash paid during the year for --
   Interest (net of amount capitalized)                                           $802                 $684              $680
   Income taxes                                                                   $661                 $656              $757
------------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
At December 31, 2000 and 1999
Southern Company and Subsidiary Companies 2000 Annual Report

-------------------------------------------------------------------------------------------------------------------------
Assets                                                                                      2000                    1999
-------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in millions)
Current Assets:
Cash and cash equivalents                                                                $   199                 $   154
Special deposits                                                                               6                      22
Receivables, less accumulated provisions for uncollectible accounts
   of $22 in 2000 and $22 in 1999                                                          1,312                   1,043
Unrecovered retail fuel clause revenue                                                       418                     244
Fossil fuel stock, at average cost                                                           195                     274
Materials and supplies, at average cost                                                      508                     493
Other                                                                                        187                     132
-------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                       2,825                   2,362
-------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                                                34,188                  32,702
Less accumulated depreciation                                                             14,350                  13,655
-------------------------------------------------------------------------------------------------------------------------
                                                                                          19,838                  19,047
Nuclear fuel, at amortized cost                                                              215                     227
Construction work in progress                                                              1,569                   1,265
-------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                                      21,622                  20,539
-------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Nuclear decommissioning trusts, at fair value                                                690                     658
Net assets of discontinued operations (Note 11)                                            3,320                   2,913
Leveraged leases                                                                             596                     556
Other                                                                                        165                     156
-------------------------------------------------------------------------------------------------------------------------
Total other property and investments                                                       4,771                   4,283
-------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                                                     957                     987
Prepaid pension costs                                                                        498                     368
Debt expense, being amortized                                                                 99                     104
Premium on reacquired debt, being amortized                                                  280                     302
Other                                                                                        310                     346
-------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                                    2,144                   2,107
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                             $31,362                 $29,291
=========================================================================================================================
The accompanying notes are an integral part of these balance sheets.



                                                                     15


CONSOLIDATED BALANCE SHEETS (continued)
At December 31, 2000 and 1999
Southern Company and Subsidiary Companies 2000 Annual Report

----------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity                                                            2000                    1999
----------------------------------------------------------------------------------------------------------------------------
                                                                                                        (in millions)
Current Liabilities:
Securities due within one year                                                               $    67                 $   329
Notes payable                                                                                  1,680                   1,955
Accounts payable                                                                                 869                     669
Customer deposits                                                                                140                     128
Taxes accrued --
   Income taxes                                                                                   88                     107
   Other                                                                                         208                     198
Interest accrued                                                                                 121                     139
Vacation pay accrued                                                                             119                     113
Other                                                                                            445                     391
----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                      3,737                   4,029
----------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                                   7,843                   7,251
----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                                              4,074                   3,884
Deferred credits related to income taxes                                                         551                     640
Accumulated deferred investment tax credits                                                      664                     693
Employee benefits provisions                                                                     478                     465
Prepaid capacity revenues                                                                         58                      80
Other                                                                                            653                     430
----------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                                   6,478                   6,192
----------------------------------------------------------------------------------------------------------------------------
Company or subsidiary obligated mandatorily redeemable
   capital and preferred securities (See accompanying statements)                              2,246                   2,246
----------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock of subsidiaries (See accompanying statements)                         368                     369
----------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)                                     10,690                   9,204
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                                   $31,362                 $29,291
============================================================================================================================
Commitments and Contingent Matters (Notes 1, 2, 3, 5, 8, 9, and 10)
----------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these balance sheets.


CONSOLIDATED STATEMENTS OF CAPITALIZATION
At December 31, 2000 and 1999
Southern Company and Subsidiary Companies 2000 Annual Report

----------------------------------------------------------------------------------------------------------------------------
                                                                  2000             1999              2000              1999
----------------------------------------------------------------------------------------------------------------------------
                                                                      (in millions)                    (percent of total)
Long-Term Debt of Subsidiaries:
First mortgage bonds --
   Maturity                        Interest Rates
   --------                        --------------
   2000                            6.00%                      $      -          $   200
   2003                            6.13% to 6.63%                  325              325
   2004                            6.60%                            35               35
   2005                            6.07%                            10               10
   2006 through 2010               6.50% to 6.90%                   95               95
   2021 through 2025               6.88% to 9.00%                  635              646
   2026 through 2030               6.88%                            30               30
----------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                       1,130            1,341
----------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
   5.35% to 9.75% due 2001-2004                                    766              584
   5.38% to 8.58% due 2005-2008                                    744              964
   6.25% to 7.63% due 2009-2017                                    170              170
   6.38% to 8.12% due 2018-2038                                    793              801
   6.63% to 7.13% due 2039-2048                                  1,029            1,029
   Adjustable rates (5.79% to 7.75% at 1/1/01)
      due 2000-2005                                                734              148
----------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                    4,236            3,696
----------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
   Pollution control revenue bonds --
      Collateralized:
         4.38% to 6.75% due 2000-2026                              539              617
         Variable rates (4.73% to 5.05% at 1/1/01)
           due 2015-2025                                            90              120
      Non-collateralized:
         4.53% to 6.75% due 2015-2034                              406              263
         Variable rates (3.50% to 5.35% at 1/1/01)
           due 2011-2037                                         1,475            1,510
----------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                       2,510            2,510
----------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                       95               97
----------------------------------------------------------------------------------------------------------------------------
Unamortized debt (discount), net                                   (61)             (64)
----------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
   requirement -- $509 million)                                  7,910            7,580
Less amount due within one year                                     67              329
----------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year              7,843            7,251              37.1%             38.0%
----------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CAPITALIZATION (continued)
At December 31, 2000 and 1999
Southern Company and Subsidiary Companies 2000 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                 2000             1999              2000              1999
---------------------------------------------------------------------------------------------------------------------------
                                                                     (in millions)                    (percent of total)
Company or Subsidiary Obligated Mandatorily
   Redeemable Capital and Preferred Securities:
$25 liquidation value --
   6.85% to 7.00%                                                 435              435
   7.13% to 7.38%                                                 297              297
   7.60% to 7.63%                                                 415              415
   7.75%                                                          649              649
   8.14% to 8.19%                                                 400              400
   Auction rate (6.52% at 1/1/01)                                  50               50
---------------------------------------------------------------------------------------------------------------------------
Total company or subsidiary obligated mandatorily
   redeemable capital and preferred securities (annual
   distribution requirement -- $169 million)                    2,246            2,246              10.6              11.8
---------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
   4.20% to 7.00%                                                  98               99
$25 par or stated value --
   5.20% to 5.83%                                                 200              200
Adjustable and auction rates -- at 1/1/01:
   5.14% to 5.25%                                                  70               70
---------------------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock of subsidiaries
  (annual dividend requirement -- $19 million)                    368              369               1.7               1.9
---------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
   Authorized -- 1 billion shares
   Issued   -- 2000:  701 million shares
            -- 1999:  701 million shares
   Treasury -- 2000:   19 million shares
            -- 1999:   35 million shares
   Par value                                                    3,503            3,503
   Paid-in capital                                              3,153            2,480
   Treasury, at cost                                             (545)            (919)
Retained earnings                                               4,672            4,232
Accumulated other comprehensive income
  from discontinued operations                                    (93)             (92)
---------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                              10,690            9,204              50.6              48.3
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                          $21,147          $19,070             100.0%            100.0%
===========================================================================================================================
The accompanying notes are an integral part of these statements.


CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2000, 1999, and 1998
Southern Company and Subsidiary Companies 2000 Annual Report


                                                                                                      Accumulated
                                                                                                         Other
                                                                                                      Comprehensive
                                                                 Common Stock                            Income
                                                 -------------------------------------                    From
                                                  Par          Paid In                      Retained   Discontinued
                                                 Value         Capital       Treasury       Earnings    Operations       Total
-------------------------------------------------------------------------------------------------------------------------------
                                                                                 (in millions)

Balance at January 1, 1998                      $3,467          $2,331      $      -         $3,842     $     7       $  9,647
Net income                                           -               -             -            977           -            977
Other comprehensive income                           -               -             -              -           8              8
Stock issued                                        32             132            70              -           -            234
Stock repurchased, at cost                           -               -          (125)             -           -           (125)
Cash dividends                                       -               -             -           (933)          -           (933)
Other                                                -               -            (3)            (8)          -            (11)
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                     3,499           2,463           (58)         3,878          15          9,797
Net income                                           -               -             -          1,276           -          1,276
Other comprehensive income                           -               -             -              -        (107)          (107)
Stock issued                                         4              17             1              -           -             22
Stock repurchased, at cost                           -               -          (861)             -           -           (861)
Cash dividends                                       -               -             -           (921)          -           (921)
Other                                                -               -            (1)            (1)          -             (2)
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                     3,503           2,480          (919)         4,232         (92)         9,204
Net income                                           -               -             -          1,313           -          1,313
Other comprehensive income                           -               -             -              -          (1)            (1)
Stock issued                                         -               -           910              -           -            910
Stock repurchased, at cost                           -               -          (414)             -           -           (414)
Cash dividends                                       -               -             -           (873)          -           (873)
Other                                                -             673          (122)             -           -            551
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                    $3,503          $3,153        $ (545)        $4,672      $  (93)       $10,690
===============================================================================================================================

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2000, 1999, and 1998
Southern Company and Subsidiary Companies 2000 Annual Report


                                                                                  2000                 1999                1998
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in millions)

Consolidated Net Income                                                         $1,313               $1,276                $977
Other comprehensive income from discontinued operations,
   net of minority interest:
      Foreign currency translation adjustments                                     (2)                (165)                  12
      Less applicable income taxes (benefits)                                      (1)                 (58)                   4
-------------------------------------------------------------------------------------------------------------------------------
Consolidated Comprehensive Income                                              $1,312               $1,169                 $985
===============================================================================================================================
The accompanying notes are an integral part of these statements.


NOTES TO FINANCIAL STATEMENTS
Southern Company and Subsidiary Companies 2000 Annual Report


1. SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES

General

Southern Company is the parent company of five integrated Southeast utilities, a system service company, Southern Communications Services (Southern LINC), Southern Company Energy Solutions, Southern Nuclear Operating Company (Southern Nuclear), Mirant Corporation -- formerly Southern Energy, Inc. -- and other direct and indirect subsidiaries. The integrated Southeast utilities -- Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric -- provide electric service in four states. Contracts among the integrated Southeast utilities -- related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the integrated Southeast utilities and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Southern Nuclear provides services to Southern Company's nuclear power plants. Mirant acquires, develops, builds, owns, and operates power production and delivery facilities and provides a broad range of energy-related services to utilities and industrial companies in selected countries around the world. Mirant businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses outside the southeastern United States. As a result of the approved spin off of Mirant, Southern Company's financial statements and related information, both current and historical, reflect Mirant as discontinued operations. For additional information, see Note 11.

   The financial statements reflect Southern Company's investments in the subsidiaries on a consolidated basis. All material intercompany items have been eliminated in consolidation. Certain prior years' data presented in the consolidated financial statements have been reclassified to conform with the current year presentation.

   Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The integrated Southeast utilities also are subject to regulation by the FERC and their respective state public service commissions. The companies follow accounting principles generally accepted in the United States and comply with the accounting policies and practices prescribed by their respective commissions. The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires the use of estimates, and the actual results may differ from those estimates.

Regulatory Assets and Liabilities

The integrated Southeast utilities are subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Consolidated Balance Sheets at December 31 relate to the following:

                                           2000           1999
---------------------------------------------------------------
                                             (in millions)
Deferred income tax charges               $ 957          $ 987
Premium on reacquired debt                  280            302
Department of Energy assessments             46             52
Vacation pay                                 92             87
Postretirement benefits                      30             33
Deferred income tax credits                (551)          (640)
Accelerated amortization                   (220)           (85)
Storm damage reserves                       (34)           (29)
Other, net                                  116            144
---------------------------------------------------------------
Total                                     $ 716          $ 851
===============================================================

   In the event that a portion of a company's operations is no longer subject to the provisions of FASB Statement No. 71, the company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Southern Company and Subsidiary Companies 2000 Annual Report


Revenues and Fuel Costs

Revenues are recognized as services are rendered. Unbilled revenues are accrued at the end of each fiscal period. Fuel costs are expensed as the fuel is used. Electric rates for the integrated Southeast utilities include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current regulated rates.

   Southern Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts continued to average less than 1 percent of revenues.

   Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $136 million in 2000, $137 million in 1999, and $133 million in 1998. Alabama Power and Georgia Power have contracts with the U.S. Department of Energy (DOE) that provide for the permanent disposal of spent nuclear fuel. The DOE failed to begin disposing of spent fuel in January 1998 as required by the contracts, and the companies are pursuing legal remedies against the government for breach of contract. Effective June 2000, an on-site dry storage facility for Plant Hatch became operational. Sufficient capacity is believed to be available to continue dry storage operations at Plant Hatch through the life of the plant. Sufficient fuel storage capacity currently is available at Plant Vogtle to maintain full-core discharge capability for both units into the year 2014. Sufficient fuel storage capacity is available at Plant Farley to maintain full-core discharge capability until the refueling outage scheduled in 2006 for Farley Unit 1 and the refueling outage scheduled in 2008 for Farley Unit 2. Procurement of on-site dry spent fuel storage capacity at Plant Farley is in progress, with the intent to place the capacity in operation as early as 2005.

   Also, the Energy Policy Act of 1992 required the establishment of a Uranium Enrichment Decontamination and Decommissioning Fund, which is funded in part by a special assessment on utilities with nuclear plants. This assessment is being paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. Alabama Power and Georgia Power -- based on its ownership interests -- estimate their respective remaining liability at December 31, 2000, under this law to be approximately $25 million and $19 million. These obligations are recorded in the Consolidated Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.4 percent in both 2000 and 1999 and 3.3 percent in 1998. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its original cost -- together with the cost of removal, less salvage -- is charged to accumulated depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

   Georgia Power recorded accelerated amortization and depreciation amounting to $135 million in 2000, $85 million in 1999, and $314 million in 1998. See Note 3 under "Georgia Power 1998 Retail Rate Order" for additional information.

   The Nuclear Regulatory Commission (NRC) requires all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. Alabama Power and Georgia Power have external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the respective state public service commissions. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. Alabama Power and Georgia Power have filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

   Site study cost is the estimate to decommission a specific facility as of the site study year, and ultimate cost is the estimate to decommission a specific facility as of its retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- based on the most current study as

Southern Company and Subsidiary Companies 2000 Annual Report


of December 31, 2000, for Alabama Power's Plant Farley and Georgia Power's ownership interests in plants Hatch and Vogtle were as follows:

                                   Plant      Plant      Plant
                                  Farley      Hatch     Vogtle
--------------------------------------------------------------
Site study basis (year)             1998       2000       2000
Decommissioning periods:
   Beginning year                   2017       2014       2027
   Completion year                  2031       2042       2045
--------------------------------------------------------------
                                        (in millions)
Site study costs:
   Radiated structures              $629       $486       $420
   Non-radiated structures            60         37         48
--------------------------------------------------------------
Total                               $689       $523       $468
==============================================================
                                        (in millions)
Ultimate costs:
   Radiated structures            $1,868     $1,004     $1,468
   Non-radiated structures           178         79        166
--------------------------------------------------------------
Total                             $2,046     $1,083     $1,634
==============================================================

Significant assumptions:
   Inflation rate                    4.5%       4.7%       4.7%
   Trust earning rate                7.0        6.5        6.5
--------------------------------------------------------------

   The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making these estimates.

   Georgia Power has filed with the NRC an application requesting a 20-year renewal of the licenses for both units at Plant Hatch, which would permit the operation of both units until 2034.

   Annual provisions for nuclear decommissioning are based on an annuity method as approved by the respective state public service commissions. The amount expensed in 2000 and fund balances were as follows:

                                   Plant      Plant      Plant
                                  Farley      Hatch     Vogtle
---------------------------------------------------------------
                                        (in millions)
Amount expensed in 2000             $ 18       $ 19       $  9
Accumulated provisions:
   External trust funds,
      at fair value                 $314       $230       $146
   Internal reserves                  38         20         12
---------------------------------------------------------------
Total                               $352       $250       $158
===============================================================

     Alabama Power's decommissioning costs for ratemaking are based on the site study. Effective January 1, 1999, the Georgia Public Service Commission (GPSC) increased Georgia Power's annual provision for decommissioning expenses TO $28 million. This amount is based on the NRC generic estimate to decommission the radioactive portion of the facilities as of 1997. The estimates are $526 million and $438 million for plants Hatch and Vogtle, respectively. The ultimate costs associated with the 1997 NRC minimum funding requirements are $1.1 billion and $1.3 billion for plants Hatch and Vogtle, respectively. Alabama Power and Georgia Power expect their respective state public service commissions to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

Income Taxes

Southern Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost less regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of funds used during construction was $71 million in 2000, $36 million in 1999, and $19 million in 1998. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property -- exclusive of minor items of property -- is capitalized.

Leveraged Leases

Southern Company has several leveraged lease agreements -- ranging up to 30 years -- that primarily relate to energy generation, distribution, and transportation assets. The investment income earned from these leveraged leases is immaterial for all periods presented.

Southern Company and Subsidiary Companies 2000 Annual Report


Impairment of Long-Lived Assets and Intangibles

Southern Company evaluates long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than the fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less the cost to sell in order to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is reevaluated when circumstances or events change.

Cash and Cash Equivalents

For purposes of the consolidated financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Materials and Supplies

Generally, materials and supplies include the costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Comprehensive Income

Comprehensive income -- consisting of net income and foreign currency translation adjustments, net of taxes -- is presented in the consolidated financial statements. The objective of the statement is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

Financial Instruments for Non-Trading Activities

Southern Company uses derivative financial instruments to hedge exposures to fluctuations in interest rates, foreign currency exchange rates, and certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either in income or as an adjustment to the carrying amount of the hedged item when the transaction occurs.

   Southern Company is exposed to losses related to financial instruments in the event of counterparties' nonperformance. The company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the company's exposure to counterparty credit risk. The company is unaware of any counterparties that will fail to meet their obligations.

   Southern Company has firm purchase commitments for equipment that require payment in euros. As a hedge against fluctuations in the exchange rate for euros, the company entered into forward currency swaps. The notional amount is 32 million euros maturing in 2001 through 2002. At December 31, 2000, the unrecognized gain on these swaps was approximately $3 million.

   Other Southern Company financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying           Fair
                                         Amount          Value
------------------------------------------------------------------
                                            (in millions)
Long-term debt:
   At December 31, 2000                  $7,815         $7,702
   At December 31, 1999                   7,483          7,046
Capital and preferred securities:
   At December 31, 2000                   2,246          2,190
   At December 31, 1999                   2,246          1,942
------------------------------------------------------------------

   The fair values for long-term debt and capital and preferred securities were based on either closing market price or closing price of comparable instruments.

2. Retirement Benefits

Southern Company has defined benefit, trusteed, pension plans that cover substantially all employees. Southern Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The integrated Southeast utilities fund trusts to the extent required by their respective regulatory commissions. In late 2000, Southern Company adopted several pension and postretirement benefits plan changes that had the effect of increasing benefits to both current and future retirees. The effects of these changes will be to increase annual pension and postretirement benefits costs by approximately
$28 million and $26 million, respectively.

Southern Company and Subsidiary Companies 2000 Annual Report


   The measurement date for plan assets and obligations is September 30 for each year. The following disclosures exclude discontinued operations.

Pension Plans

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                                Projected
                                           Benefit Obligations
                                           ---------------------
                                             2000         1999
----------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $3,098       $3,084
Service cost                                   94           95
Interest cost                                 227          204
Benefits paid                                (145)        (143)
Actuarial (gain) loss                         (28)        (142)
----------------------------------------------------------------
Balance at end of year                     $3,246       $3,098
================================================================

                                               Plan Assets
                                             -------------------
                                             2000         1999
----------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $5,266       $4,646
Actual return on plan assets                1,030          771
Benefits paid                                (139)        (151)
----------------------------------------------------------------
Balance at end of year                     $6,157       $5,266
================================================================

   The accrued pension costs recognized in the Consolidated Balance as follows:

                                             2000         1999
---------------------------------------------------------------
                                                (in millions)
Funded status                             $ 2,911      $ 2,168
Unrecognized transition obligation            (64)         (77)
Unrecognized prior service cost                97          106
Unrecognized net gain                      (2,446)      (1,829)
---------------------------------------------------------------
Prepaid asset recognized in the
   Consolidated Balance Sheets            $   498      $   368
===============================================================

   Components of the pension plans' net periodic cost were as follows:

                                    2000      1999      1998
--------------------------------------------------------------
                                          (in millions)
Service cost                       $  94    $   95     $   86
Interest cost                        227       204        204
Expected return on
   plan assets                      (384)     (348)      (320)
Recognized net gain                  (64)      (41)       (47)
Net amortization                      (3)       (4)        (3)
--------------------------------------------------------------
Net pension cost (income)          $(130)   $  (94)    $  (80)
==============================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                               Accumulated
                                           Benefit Obligations
                                           --------------------
                                             2000         1999
---------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $  980       $1,029
Service cost                                   18           21
Interest cost                                  76           68
Benefits paid                                 (43)         (36)
Actuarial (gain) loss                          21         (102)
---------------------------------------------------------------
Balance at end of year                     $1,052       $  980
===============================================================

                                               Plan Assets
                                             ------------------
                                             2000         1999
---------------------------------------------------------------
                                                (in millions)
Balance at beginning of year                 $395         $336
Actual return on plan assets                   47           36
Employer contributions                         59           60
Benefits paid                                 (42)         (37)
---------------------------------------------------------------
Balance at end of year                       $459         $395
===============================================================

   The accrued postretirement costs recognized in the Consolidated Balance Sheets were as follows:

                                             2000         1999
---------------------------------------------------------------
                                                (in millions)
Funded status                               $(593)       $(585)
Unrecognized transition obligation            189          203
Unrecognized prior service cost                66            -
Unrecognized net loss (gain)                  (53)          10
Fourth quarter contributions                   35           26
---------------------------------------------------------------
Accrued liability recognized in the
   Consolidated Balance Sheets              $(356)       $(346)
===============================================================

   Components of the postretirement plans' net periodic cost were as follows:


                                    2000      1999       1998
--------------------------------------------------------------
                                          (in millions)
Service cost                        $ 18      $ 21       $ 18
Interest cost                         76        68         68
Expected return on
   plan assets                       (34)      (26)       (21)
Recognized net gain                    -         2          2
Net amortization                      18        15         15
--------------------------------------------------------------
Net postretirement cost             $ 78      $ 80       $ 82
==============================================================

Southern Company and Subsidiary Companies 2000 Annual Report


   The weighted average rates assumed in the actuarial calculations for both the pension plans and postretirement benefits were:

                                             2000         1999
---------------------------------------------------------------
Discount                                     7.50%        7.50%
Annual salary increase                       5.00         5.00
Long-term return on plan assets              8.50         8.50
---------------------------------------------------------------

   An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 7.29 percent for 2000, decreasing gradually to 5.50 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 2000 as follows:

                                      1 Percent      1 Percent
                                      Increase        Decrease
---------------------------------------------------------------
                                            (in millions)
Benefit obligation                      $71                $63
Service and interest costs                6                  6
---------------------------------------------------------------

Employee Savings Plan

Southern Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The company provides a 75 percent matching contribution up to 6 percent of an employee's base salary. Total matching contributions made to the plan for the years 2000, 1999, and 1998 were $49 million, $46 million, and $43 million, respectively.

 3. CONTINGENCIES AND REGULATORY
    MATTERS

Georgia Power Potentially Responsible Party Status

In January 1995, Georgia Power and four other unrelated entities were notified by the Environmental Protection Agency (EPA) that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act with respect to a site in Brunswick, Georgia. As of December 31, 2000, Georgia Power had recorded approximately $5 million in cumulative expenses associated with Georgia Power's agreed-upon share of the removal and remedial investigation and feasibility study costs for this site.

   The final outcome of this matter cannot now be determined. However, based on the nature and extent of Georgia Power's activities relating to the site, management believes that the company's portion of any remaining remediation costs should not be material to the financial statements.

Environmental Litigation

On November 3, 1999, the EPA brought a civil action in the U.S. District Court against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The Clean Air Act authorizes civil penalties of up to $27,500 per day, per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

   The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. On August 1, 2000, the U.S. District Court granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. On January 12, 2001, the EPA re-filed its claims against Alabama Power in federal district court in Birmingham, Alabama. The EPA did not include the system service company in the new complaint. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place.

Southern Company and Subsidiary Companies 2000 Annual Report


   An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

Mobile Energy Services' Petition for Bankruptcy

Mobile Energy Services Holdings (MESH), a subsidiary of Southern Company, is the owner and operator of a facility that generates electricity, produces steam, and processes black liquor as part of a pulp and paper complex in Mobile, Alabama. On January 14, 1999, MESH filed a petition for Chapter 11 bankruptcy relief in the U.S. Bankruptcy Court. This action was in response to Kimberly-Clark Tissue Company's (Kimberly-Clark) announcement in May 1998 of plans to close its pulp mill, effective September 1, 1999. The pulp mill had historically provided 50 percent of MESH's revenues.

   As a result of settlement discussions with Kimberly-Clark and MESH's bondholders, Southern Company recorded in 1999 a $69 million after-tax write down of its investment in MESH. Southern Company recorded an additional $10 million after-tax write down in 2000. At December 31, 2000, MESH had total assets of $373 million and senior debt outstanding of $190 million of first mortgage bonds and $72 million related to tax-exempt bonds. In connection with the bond financings, Southern Company provided certain limited guarantees, in lieu of funding debt service and maintenance reserve accounts with cash. As of December 31, 2000, Southern Company had paid the full $41 million pursuant to the guarantees. Southern Company continues to have guarantees outstanding of certain potential environmental and other obligations of MESH that represent a maximum contingent liability of $19 million at December 31, 2000. Mirant has agreed to indemnify Southern Company for any future obligations incurred under such guarantees.

   On August 4, 2000, MESH filed a proposed plan of reorganization with the bankruptcy court. The proposed plan of reorganization was again amended on February 21, 2001. Changes in circumstances since the filing of the amended plan may require further modifications of the plan. Southern Company expects that approval of a plan of reorganization would result in a termination of Southern Company's ownership interest in MESH, but would not affect Southern Company's continuing guarantee obligations described earlier. The final outcome of this matter cannot now be determined.

California Electricity Markets Litigation

Five lawsuits have been filed in the superior courts of California alleging that certain owners of electric generation facilities in California, including Southern Company, engaged in various unlawful and anticompetitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. Four of the suits seek class action status. One lawsuit naming Southern Company, Mirant, and other generators as defendants alleges that, as a result of the defendants' conduct, customers paid approximately $4 billion more for electricity than they otherwise would have and seeks an award of treble damages, as well as other injunctive and equitable relief. The other suits likewise seek treble damages and equitable relief. While two of the suits name Southern Company as a defendant, it appears that the allegations, as they may relate to Southern Company, are directed to activities of subsidiaries of Mirant. One such suit names Mirant itself as a defendant. Southern Company has notified Mirant of its claim for indemnification for costs associated with these actions under the terms of the master separation agreement that governs the spin off of Mirant. Mirant has undertaken the defense of all of the claims. The final outcome of these lawsuits cannot now be determined.

Race Discrimination Litigation

On July 28, 2000, a lawsuit alleging race discrimination was filed by three Georgia Power employees against Georgia Power, Southern Company, and the system service company in the United States District Court for the Northern District of Georgia. The lawsuit also raised claims on behalf of a purported class. The plaintiffs seek compensatory and punitive damages in an unspecified amount, as well as injunctive relief. On August 14, 2000, the lawsuit was amended to add four more plaintiffs and a new defendant, Southern Company Energy Solutions, Inc. The lawsuit is in the discovery phase. The final outcome of this matter cannot now be determined.

Alabama Power Rate Adjustment Procedures

In November 1982, the Alabama Public Service Commission (APSC) adopted rates that provide for periodic adjustments based upon Alabama Power's earned return

Southern Company and Subsidiary Companies 2000 Annual Report


on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of 13 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year. There is a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

   In December 1995, the APSC issued an order authorizing Alabama Power to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. In April 1997, the APSC issued an additional order authorizing Alabama Power to reduce balance sheet asset items. This order authorizes the reduction of such items up to an amount equal to five times the total estimated annual revenue reduction resulting from future rate reductions initiated by Alabama Power. In 1998, Alabama Power -- in accordance with the 1995 rate order -- recorded $33 million of additional amortization of premium on reacquired debt. Alabama Power did not record any additional amounts in 2000 or 1999.

   The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Georgia Power 1998 Retail Rate Order

As required by the GPSC, Georgia Power filed a general rate case in 1998. On December 18, 1998, the GPSC approved a three-year rate order for Georgia Power ending December 31, 2001. Under the terms of the order, Georgia Power's earnings will continue to be evaluated against a retail return on common equity range of 10 percent to 12.5 percent. Georgia Power's annual retail rates were decreased by $262 million effective January 1, 1999, and by an additional $24 million effective January 1, 2000. In addition, the order provided for $85 million annually to be applied to accelerated amortization or depreciation of assets, and up to an additional $50 million annually in 2000 and 2001 of any earnings above the 12.5 percent return. In accordance with the rate order, Georgia Power recorded accelerated amortization of $135 million and $85 million in 2000 and 1999, respectively. In May 2000, the GPSC ordered that these funds be maintained in a regulatory liability account and ordered that interest be accrued on this account at the prime rate. In 2000, interest of $10 million was recorded. These amounts are reflected on the balance sheets in deferred credits and other liabilities, other.

   Two-thirds of any additional earnings above the 12.5 percent return in any year will be applied to rate reductions and the remaining one-third retained by Georgia Power. In both 2000 and 1999, Georgia Power's return was above 12.5 percent, and accordingly, it recorded in 1999 $79 million of revenues to be refunded to customers in 2000. In 2000, Georgia Power recorded $44 million as an estimate of revenues to be refunded in 2001. Georgia Power is required to file a general rate case on July 1, 2001. At that time, the GPSC is expected to determine whether the rate order should be continued, modified, or discontinued.

4. JOINT OWNERSHIP AGREEMENTS

Alabama Power owns an undivided interest in units 1 and 2 of Plant Miller and related facilities jointly with Alabama Electric Cooperative, Inc.

   Georgia Power owns undivided interests in plants Vogtle, Hatch, Scherer, and Wansley in varying amounts jointly with Oglethorpe Power Corporation (OPC), the Municipal Electric Authority of Georgia, the city of Dalton, Georgia, Florida Power & Light Company (FP&L), and Jacksonville Electric Authority (JEA). In addition, Georgia Power has joint ownership agreements with OPC for the Rocky Mountain facilities and with Florida Power Corporation (FPC) for a combustion turbine unit at Intercession City, Florida.

   At December 31, 2000, Alabama Power's and Georgia Power's ownership and investment (exclusive of nuclear fuel) in jointly owned facilities with the above entities were as follows:

                             Jointly Owned Facilities
                       ----------------------------------------
                         Percent     Amount of      Accumulated
                       Ownership    Investment     Depreciation
                       ----------  ----------------------------
                                         (in millions)
Plant Vogtle
   (nuclear)                45.7%       $3,301          $1,724
Plant Hatch
   (nuclear)                50.1           873             650
Plant Miller
   (coal)
   Units 1 and 2            91.8           743             312
Plant Scherer
   (coal)
   Units 1 and 2             8.4           112              53
Plant Wansley
   (coal)                   53.5           300             150
Rocky Mountain
   (pumped storage)         25.4           169              72
Intercession City
   (combustion turbine)     33.3            11               1
---------------------------------------------------------------

Southern Company and Subsidiary Companies 2000 Annual Report


   Alabama Power and Georgia Power have contracted to operate and maintain the jointly owned facilities -- except for the Rocky Mountain project and Intercession City -- as agents for their respective co-owners. The companies' proportionate share of their plant operating expenses is included in the corresponding operating expenses in the Consolidated Statements of Income.

5. LONG-TERM POWER SALES AND LEASE
   AGREEMENTS

The integrated Southeast utilities have long-term contractual agreements for the sale and lease of capacity to certain non-affiliated utilities located outside the system's service area. These agreements are firm and are related to specific generating units. Because the energy is generally provided at cost under these agreements, profitability is primarily affected by capacity revenues.

   Unit power from specific generating plants is currently being sold to FP&L, FPC, and JEA. Under these agreements, approximately 1,500 megawatts of capacity is scheduled to be sold annually unless reduced by FP&L, FPC, and JEA for the periods after 2000 with a minimum of three years notice -- until the expiration of the contracts in 2010. Capacity revenues from unit power sales amounted to $177 million in 2000, $174 million in 1999, and $196 million in 1998.

   During 2000, Georgia Power and Mississippi Power entered into certain operating leases for portions of their generating unit capacity. Capacity revenues from these operating leases amounted to $20 million in 2000 and are included in the financial statements as sales for resale. Minimum future capacity revenues from noncancelable operating leases as of December 31, 2000 are as follows:

Year                                                   Amounts
-----                                                -----------
                                                   (in millions)
2001                                                     $  53
2002                                                        66
2003                                                        66
2004                                                        66
2005                                                        27
2006 and thereafter                                        114
----------------------------------------------------------------
Total                                                     $392
================================================================

6. Income Taxes

At December 31, 2000, the tax-related regulatory assets and liabilities were $957 million and $551 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized interest. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits. The following tables and disclosures exclude discontinued operations.

   Details of income tax provisions are as follows:

                                     2000       1999      1998
---------------------------------------------------------------
                                           (in millions)
Total provision for income taxes:
Federal --
   Current                          $ 421      $ 504     $ 548
   Deferred                            95         11        23
---------------------------------------------------------------
                                      516        515       571
---------------------------------------------------------------
State --
   Current                             71         85       102
   Deferred                             1         (1)       (3)
---------------------------------------------------------------
                                       72         84        99
---------------------------------------------------------------
Total                               $ 588      $ 599     $ 670
===============================================================

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                2000      1999
---------------------------------------------------------------
                                                 (in millions)
Deferred tax liabilities:
   Accelerated depreciation                   $3,199    $3,088
   Property basis differences                  1,105     1,175
   Other                                         650       444
---------------------------------------------------------------
Total                                          4,954     4,707
---------------------------------------------------------------
Deferred tax assets:
   Federal effect of state deferred taxes        111       113
   Other property basis differences              206       221
   Deferred costs                                190       102
   Pension and other benefits                    125       121
   Other                                         231       198
---------------------------------------------------------------
Total                                            863       755
---------------------------------------------------------------
Net deferred tax liabilities                   4,091     3,952
Portion included in current assets, net          (17)      (68)
---------------------------------------------------------------
Accumulated deferred income taxes
   in the Consolidated Balance Sheets         $4,074    $3,884
===============================================================

   In accordance with regulatory requirements, deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the Consolidated Statements of Income. Credits amortized in this manner amounted to $30 million

Southern Company and Subsidiary Companies 2000 Annual Report


in 2000, $30 million in 1999, and $38 million in 1998. At December 31, 2000, all investment tax credits available to reduce federal income taxes payable had been utilized.

   The provision for income taxes differs from the amount of income taxes determined by applying the applicable U.S. Federal statutory rate to earnings before income taxes and preferred dividends of subsidiaries, as a result of the following:

                                       2000      1999     1998
---------------------------------------------------------------
Federal statutory rate                 35.0%     35.0%    35.0%
State income tax,
     net of federal deduction           3.4       3.8      3.8
Non-deductible book
   depreciation                         1.7       1.9      4.0
Difference in prior years'
   deferred and current tax rate       (1.3)     (1.3)    (1.3)
Other                                  (2.1)     (0.3)    (1.6)
---------------------------------------------------------------
Effective income tax rate              36.7%     39.1%    39.9%
===============================================================

   Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis.

7. Common Stock

Stock Issued and Repurchased

The amount and timing of additional equity capital to be raised in 2001 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital may be provided from any combination of public offerings, private placements, or the company's stock plans.

   In December 2000, Southern Company issued 28 million treasury shares of common stock through a public offering. The offering, which included an overallotment of 3 million shares, raised some $800 million and was priced at $28.50 per share. The proceeds were used to repay short-term commercial paper.

   In April 1999, Southern Company's Board of Directors approved the repurchase of up to 50 million shares of Southern Company's common stock over a two-year period through open market or privately negotiated transactions. Under this program, 50 million shares were repurchased by February 2000 at an average price of $25.53. Funding for the program was provided from Southern Company's commercial paper program.

Shares Reserved

At December 31, 2000, a total of 59 million shares was reserved for issuance pursuant to the Southern Investment Plan, the Employee Savings Plan, the Outside Directors Stock Plan, and the Performance Stock Plan.

Performance Stock Plan

The performance stock plan provides non-qualified stock options to a large segment of Southern Company's employees ranging from line management to executives. As of December 31, 2000, 5,744 current and former employees participated in the plan. The maximum number of shares of common stock that may be issued under the plan may not exceed 40 million. The prices of options granted to date have been at the fair market value of the shares on the dates of grant. Options granted to date become exercisable pro rata over a maximum period of three years from the date of grant. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the Southern Company Board of Directors in accordance with the plan. Stock option activity in 1999 and 2000 for the plan is summarized below:

                                         Shares        Average
                                        Subject   Option Price
                                      To Option      Per Share
---------------------------------------------------------------
Balance at December 31, 1998          6,445,398         $22.77
Options granted                       2,108,818          26.56
Options canceled                        (28,630)         25.48
Options exercised                       (56,708)         19.51
---------------------------------------------------------------
Balance at December 31, 1999          8,468,878          23.73
Options granted                       6,977,038          23.25
Options canceled                       (226,597)         23.66
Options exercised                      (984,897)         21.63
---------------------------------------------------------------
Balance at December 31, 2000         14,234,422         $23.63
===============================================================
Shares reserved for future grants:
  At December 31, 1998               36,598,001
  At December 31, 1999               34,515,156
  At December 31, 2000               27,750,261
---------------------------------------------------------------
Options exercisable:
  At December 31, 1999                4,525,349
  At December 31, 2000                5,898,698
---------------------------------------------------------------

   Southern Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized.

Southern Company and Subsidiary Companies 2000 Annual Report


   The following table summarizes information about options outstanding at December 31, 2000:

                                      Price Range of Options
                                    --------------------------
                                     14-20      21-24    25-28
--------------------------------------------------------------
Outstanding:
   Shares (in thousands)               430     10,217    3,587
   Average remaining
      life (in years)                  2.5        8.2      8.1
   Average exercise price           $17.36     $22.79   $26.77
Exerciseable:
   Shares (in thousands)               424      3,653    1,822
   Average exercise price           $17.64     $21.96   $26.84
--------------------------------------------------------------

   The estimated fair values of stock options granted in 2000, 1999 and 1998 were derived using the Black-Scholes stock option pricing model. The following table shows the assumptions and the weighted average fair values of stock options:

                                     2000       1999      1998
-----------------------------------------------------------------
Interest rate                         6.7%       5.8%      5.5%
Average expected life of
   stock options (in years)           4.0        3.7       3.7
Expected volatility of
   common stock                      20.9%      20.7%     19.2%
Expected annual dividends
   on common stock                  $1.34      $1.34     $1.34
Weighted average fair value
   of stock options granted         $3.36      $4.61     $4.27
-----------------------------------------------------------------

   The pro forma impact on earnings of fair-value accounting for options granted -- as required by FASB Statement No. 123, Accounting for Stock-Based Compensation -- is 1.2 cents per share in 2000 and less than 1 cent in both 1999 and 1998.

Diluted Earnings Per Share

For Southern Company, the only difference in computing basic and diluted earnings per share is attributable to outstanding options under the Performance Stock Plan. The effect of the stock options was determined using the treasury stock method. Shares used to compute diluted earnings per share are as follows:

                                   Average Common Stock Shares
                                -------------------------------
                                2000         1999         1998
---------------------------------------------------------------
                                      (in thousands)
As reported shares           653,086      685,163      696,944
Effect of options              1,108          580          739
---------------------------------------------------------------
Diluted shares               654,194      685,743      697,683
===============================================================

Common Stock Dividend Restrictions

The income of Southern Company is derived primarily from equity in earnings of its subsidiaries. At December 31, 2000, consolidated retained earnings included $3.5 billion of undistributed retained earnings of the subsidiaries. Of this amount, $2.0 billion was restricted against the payment by the subsidiary companies of cash dividends on common stock under terms of bond indentures.

8. FINANCING

Capital and Preferred Securities

Company or subsidiary obligated mandatorily redeemable capital and preferred securities have been issued by special purpose financing entities of Southern Company and its subsidiaries. Substantially all the assets of these special financing entities are junior subordinated notes issued by the related company seeking financing. Each of these companies considers that the mechanisms and obligations relating to the capital or preferred securities issued for its benefit, taken together, constitute a full and unconditional guarantee by it of the respective special financing entities' payment obligations with respect to the capital or preferred securities. At December 31, 2000, capital securities of $950 million and preferred securities of $1.3 billion were outstanding. Southern Company guarantees the notes related to $950 million of capital or preferred securities issued on its behalf.

Long-Term Debt Due Within One Year

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                               2000       1999
--------------------------------------------------------------
                                                (in millions)
Bond improvement fund requirements              $11      $  14
Less:
   Portion to be satisfied by certifying
      property additions                         11          9
--------------------------------------------------------------
Cash requirements                                 -          5
First mortgage bond maturities
   and redemptions                                -        200
Other long-term debt maturities                  67        124
--------------------------------------------------------------
Total                                           $67       $329
==============================================================

   The first mortgage bond improvement fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to

Southern Company and Subsidiary Companies 2000 Annual Report


January 1 of each year, other than those issued to collateralize pollution control revenue bonds and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 166 2/3 percent of such requirements.

   With respect to the collateralized pollution control revenue bonds, the integrated Southeast utilities have authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under installment sale or loan agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   Improvement fund requirements and/or serial maturities through 2005 applicable to other long-term debt are as follows: $67 million in 2001; $489 million in 2002; $479 million in 2003; $323 million in 2004; and $600 million in 2005.

Assets Subject to Lien

Each of Southern Company's subsidiaries is organized as a legal entity, separate and apart from Southern Company and its other subsidiaries. The subsidiary companies' mortgages, which secure the first mortgage bonds issued by the companies, constitute a direct first lien on substantially all of the companies' respective fixed property and franchises. There are no agreements or other arrangements among the subsidiary companies under which the assets of one company have been pledged or otherwise made available to satisfy obligations of Southern Company or any of its other subsidiaries.

Bank Credit Arrangements

At the beginning of 2001, unused credit arrangements with banks totaled $5.1 billion, of which $3.2 billion expires during 2001, $1.0 billion during 2002, and $900 million during 2003 and 2004. The following table outlines the credit arrangements by company:

                                   Amount of Credit
                           -----------------------------------
                                                 Expires
                                               ---------------
                                                        2002 &
Company                   Total    Unused      2001     beyond
-------                   ------------------------------------
                                     (in millions)
Alabama Power            $  925    $  925    $  535     $  390
Georgia Power             1,765     1,765     1,265        500
Gulf Power                  123       115       115          -
Mississippi Power           117       117       117          -
Savannah Electric            65        50        40         10
Southern Company          2,100     2,100     1,100      1,000
Other                        60        51        51          -
--------------------------------------------------------------
Total                    $5,155    $5,123    $3,223     $1,900
==============================================================

   Approximately $2.9 billion of the credit facilities allows for term loans ranging from one to three years. Most of the agreements include stated borrowing rates but also allow for competitive bid loans.

   All of the credit arrangements require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal. Of the total $5.1 billion in unused credit, $2.1 billion, $1.65 billion, and $780 million are syndicated credit arrangements of Southern Company, Georgia Power, and Alabama Power, respectively. These facilities also require the payment of agent fees.

   A portion of the $5.1 billion unused credit with banks is allocated to provide liquidity support to the companies' variable rate pollution control bonds. The amount of variable rate pollution control bonds requiring liquidity support as of December 31, 2000, was $1.6 billion.

   Southern Company, Alabama Power, and Georgia Power borrow through commercial paper programs that have the liquidity support of committed bank credit arrangements. In addition, the companies from time to time borrow under uncommitted lines of credit with banks.

9. COMMITMENTS

Construction Program

Southern Company is engaged in continuous construction programs, currently estimated to total $2.9 billion in 2001, $2.6 billion in 2002, and $1.7 billion in 2003. The construction programs are subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; acquisition of additional generating assets; revised load growth estimates; changes in environmental regulations; changes in existing nuclear plants to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 2000, significant purchase commitments were outstanding in connection with the construction program. Southern Company has approximately 6,300 megawatts of additional generating capacity scheduled to be placed in service by 2003.

   See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

Southern Company and Subsidiary Companies 2000 Annual Report


Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of the generating plants, Southern Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Also, Southern Company has entered into various long-term commitments for the purchase of electricity. Total estimated long-term obligations at December 31, 2000, were as follows:

                                                     Purchased
Year                                    Fuel           Power
----                                 -------------------------
                                            (in millions)
2001                                 $ 2,481            $   81
2002                                   1,897                97
2003                                   1,711                99
2004                                   1,328                95
2005                                   1,055                95
2006 and thereafter                    3,764               693
--------------------------------------------------------------
Total commitments                    $12,236            $1,160
==============================================================

Operating Leases

Southern Company has operating lease agreements with various terms and expiration dates. These expenses totaled $42 million, $35 million, and $26 million for 2000, 1999, and 1998, respectively. At December 31, 2000, estimated minimum rental commitments for noncancelable operating leases were as follows:

Year                                                   Amounts
----                                              ------------
                                                 (in millions)
2001                                                     $  57
2002                                                        71
2003                                                        71
2004                                                        68
2005                                                        64
2006 and thereafter                                        388
--------------------------------------------------------------
Total minimum payments                                    $719
==============================================================

Guarantees

Southern Company has made separate guarantees to certain counterparties regarding performance of contractual commitments by Mirant's trading and marketing subsidiaries. At December 31, 2000, the total notional amount of guarantees was $419 million and the estimated fair value of net contractual commitments outstanding was approximately $259 million. Based upon a statistical analysis of credit risk, Southern Company's potential exposure under these contractual commitments would not materially differ from the estimated fair value.

   At December 31, 2000, Southern Company had guaranteed $11 million related to a Mirant purchase power agreement. The guarantee expires March 2001.
Southern Company also has guaranteed certain of Mirant's foreign currency swap transactions. At December 31, 2000, notional amounts under these swaps were the differences between (pound)44 million and $68 million and between DM370 million and $206 million; however, due to favorable exchange ratesSouthern Company had no exposure under these guarantees. The sterling and deutsche mark swaps expire in 2002 and 2003, respectively.

   After the spin off, Mirant will pay Southern Company a monthly fee of 1 percent on the average aggregate maximum principal amount of all guarantees outstanding until they are replaced or expire. Southern Company's guarantees related to Mirant trading and marketing activities are limited to a maximum of $425 million, with any guarantees since October 2, 2000 expiring no later than October 2, 2001. Mirant must use reasonable efforts to release Southern Company from all such support arrangements and will indemnify Southern Company for any obligations incurred.

10. NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, Alabama Power and Georgia Power maintain agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the companies' nuclear power plants. The act provides funds up to $9.5 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $88 million per incident for each licensed reactor it operates, but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for Alabama Power and Georgia Power -- based on its ownership and buyback interests -- is $176 million and $178 million, respectively, per incident, but not more than an aggregate of $20 million per company to be paid for each incident in any one year.

Southern Company and Subsidiary Companies 2000 Annual Report


   Alabama Power and Georgia Power are members of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities.

   Additionally, both companies have policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

   NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 12 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

   Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The current maximum annual assessments for Alabama Power and Georgia Power under the three NEIL policies would be $17 million and $19 million, respectively.

   For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

   All retrospective assessments -- whether generated for liability, property, or replacement power -- may be subject to applicable state premium taxes.

11. DISCONTINUED OPERATIONS

In April 2000, Southern Company announced an initial public offering of up to
19.9 percent of Mirant and its intentions to spin off the remaining ownership of Mirant to Southern Company stockholders within 12 months of the initial stock offering. On October 2, 2000, Mirant completed an initial public offering of
66.7 million shares of common stock priced at $22 per share. This represented
19.7 percent of the 338.7 million shares outstanding. As a result of the stock offering, Southern Company recorded a $560 million increase in paid-in capital with no gain or loss being recognized.

   On February 19, 2001, Southern Company's board of directors approved the spin off of its remaining ownership of 272 million Mirant shares to be completed in a tax free distribution on April 2, 2001. Shares from the spin off will be distributed at a ratio of approximately 0.4 for every share of Southern Company common stock held at record date.

   As a result of the spin off, Southern Company's December 31, 2000, financial statements have been prepared with Mirant's results of operations and cash flows shown as discontinued operations. All historical financial statements presented and footnotes have been reclassified to conform to this presentation, with the historical assets and liabilities of Mirant presented on the balance sheet as net assets of discontinued operations.

   Summarized financial information for the discontinued operations is as follows at December 31:

                                     2000       1999      1998
---------------------------------------------------------------
                                           (in millions)
Revenues                          $13,315     $2,265    $1,819
Income taxes                           86        127      (121)
Net income                            319        361        (9)
---------------------------------------------------------------

                                             2000         1999
---------------------------------------------------------------
                                                (in millions)
Current assets                           $  9,057     $  1,254
Total assets                               22,377       12,191
Current liabilities                         9,726        3,169
Total liabilities                          17,585        8,473
Minority and other interests                1,472          805
Net assets of
   discontinued operations                  3,320        2,913
---------------------------------------------------------------

12. SEGMENT AND RELATED INFORMATION

Southern Company's reportable business segment is the five integrated Southeast utilities that provide electric service in four states. Net income and total assets for discontinued operations are included in the reconciling eliminations column. The all other category includes parent Southern Company, which does not

Southern Company and Subsidiary Companies 2000 Annual Report


allocate operating expenses to business segments. Also, this category includes segments below the quantitative threshold for separate disclosure. These segments include telecommunications, energy products and services, and leasing and financing services. Intersegment revenues are not material. Financial data for business segments and products and services are as follows:



Business Segments

                                            Integrated
                                             Southeast                    All              Reconciling
Year                                         Utilities                  Other             Eliminations            Consolidated
----                                       ------------------------------------------------------------------------------------
                                                                               (in millions)
2000
-----
Operating revenues                            $  9,860                $   246                 $    (40)                $10,066
Depreciation and amortization                    1,135                     36                        -                   1,171
Interest income                                     43                      9                       (1)                     51
Interest expense                                   631                    197                        -                     828
Income taxes                                       703                   (115)                       -                     588
Segment net income (loss)                        1,109                   (115)                     319                   1,313
Total assets                                    26,917                  2,200                    2,245                  31,362
Gross property additions                         2,199                     26                        -                   2,225
-------------------------------------------------------------------------------------------------------------------------------

                                            Integrated
                                             Southeast                    All              Reconciling
Year                                         Utilities                  Other             Eliminations            Consolidated
----                                       ------------------------------------------------------------------------------------
                                                                               (in millions)
1999
-----
Operating revenues                             $ 9,125                $   221                 $    (29)               $  9,317
Depreciation and amortization                    1,046                     93                        -                   1,139
Interest income                                     64                     50                      (44)                     70
Interest expense                                   613                    155                      (37)                    731
Income taxes                                       675                    (76)                       -                     599
Segment net income (loss)                        1,073                   (154)                     357                   1,276
Total assets                                    25,336                  2,127                    1,828                  29,291
Gross property additions                         1,854                     27                        -                   1,881
-------------------------------------------------------------------------------------------------------------------------------

NOTES (continued)
Southern Company and Subsidiary Companies 2000 Annual Eeport

                                            Integrated
                                             Southeast                    All              Reconciling
Year                                         Utilities                  Other             Eliminations            Consolidated
-----                                      ------------------------------------------------------------------------------------
                                                                              (in millions)
1998
----
Operating revenues                            $  9,363                $   167                  $   (31)               $  9,499
Depreciation and amortization                    1,323                     17                        -                   1,340
Interest income                                    150                     58                      (54)                    154
Interest expense                                   654                     99                      (54)                    699
Income taxes                                       703                    (33)                       -                     670
Segment net income (loss)                        1,083                    (97)                      (9)                    977
Total assets                                    24,420                  2,817                    1,486                  28,723
Gross property additions                         1,298                     58                        -                   1,356
-------------------------------------------------------------------------------------------------------------------------------

Products and Services

                                                      Integrated Southeast Utilities Revenues
                                   --------------------------------------------------------------------------------------------
Year                               Retail                        Wholesale                   Other                       Total
----                               -------------------------------------------------------------------------------------------
                                                              (in millions)
2000                              $8,613                             $977                     $270                      $9,860
1999                               8,086                              823                      216                       9,125
1998                               8,272                              896                      195                       9,363
-------------------------------------------------------------------------------------------------------------------------------



13. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial data for 2000 and 1999 -- including discontinued operations for net income and earnings per share -- are as follows:

                                                                                   Per Common Share
                                                                   ----------------------------------------------------
                           Operating    Operating Consolidated                                          Price Range
Quarter Ended               Revenues       Income   Net Income    Earnings       Dividends          High          Low
-------------              ------------------------------------   -----------------------------------------------------
                                        (in millions)
March 2000                   $2,052        $  428         $245      $0.38          $0.335           25 7/8        20 3/8
June 2000                     2,522           598          342       0.52           0.335           27 7/8        21 11/16
September 2000                3,198         1,041          614       0.95           0.335           35            23 13/32
December 2000                 2,294           337          112       0.16           0.335           33 22/25      27 1/2

March 1999                   $1,920        $  408         $224      $0.32          $0.335           29 5/8        23 1/4
June 1999                     2,288           569          314       0.45           0.335           29 3/16       22 3/4
September 1999                3,050           981          615       0.90           0.335           28            25
December 1999                 2,059           292          123       0.19           0.335           27 1/8        22 1/16
-----------------------------------------------------------------------------------------------------------------------
Southern Company's business is influenced by seasonal weather conditions.


SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1996-2000
Southern Company and Subsidiary Companies 2000 Annual Report

-------------------------------------------------------------------------------------------------------------------------------
                                                                     2000           1999        1998       1997        1996
-------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)                                  $10,066         $9,317      $9,499     $8,774      $8,675
Total Assets (in millions)                                        $31,362        $29,291     $28,723    $27,898     $26,352
Gross Property Additions (in millions)                             $2,225         $1,881      $1,356     $1,138      $1,064
Return on Average Common Equity (percent)                           13.20          13.43       10.04      10.30       12.53
Cash Dividends Paid Per Share of Common Stock                       $1.34          $1.34       $1.34      $1.30       $1.26
-------------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income (in millions):
   Continuing operations                                          $   994        $   915        $986       $990      $1,046
   Discontinued operations                                            319            361          (9)       (18)         81
-------------------------------------------------------------------------------------------------------------------------------
   Total                                                           $1,313         $1,276        $977       $972      $1,127
===============================================================================================================================
Basic and Diluted Earnings Per Share of Common Stock:
   Continuing operations                                            $1.52          $1.33      $ 1.41     $ 1.45      $1.56
   Discontinued operations                                           0.49           0.53       (0.01)     (0.03)      0.12
-------------------------------------------------------------------------------------------------------------------------------
   Total                                                            $2.01          $1.86      $ 1.40      $1.42      $1.68
===============================================================================================================================
Capitalization (in millions):
Common stock equity                                               $10,690       $  9,204    $  9,797   $  9,647    $  9,216
Preferred stock and securities                                      2,614          2,615       2,465      2,155       1,402
Long-term debt                                                      7,843          7,251       6,505      6,347       6,556
-------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                       $21,147        $19,070     $18,767    $18,149     $17,174
===============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                  50.6           48.3        52.2       53.2        53.7
Preferred stock and securities                                       12.3           13.7        13.1       11.9         8.2
Long-term debt                                                       37.1           38.0        34.7       34.9        38.1
-------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                         100.0          100.0       100.0      100.0       100.0
===============================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                    $15.69         $13.82      $14.04     $13.91      $13.61
Market price per share:
   High                                                                35             29 5/8      31 9/16    26 1/4      25 7/8
   Low                                                                 20 3/8         22 1/16     23 15/16   19 7/8      21 1/8
   Close                                                               33 1/4         23 1/2      29 1/16    25 7/8      22 5/8
Market-to-book ratio (year-end) (percent)                           211.9          170.0       207.0      186.0       166.2
Price-earnings ratio (year-end) (times)                              16.5           12.6        20.8       18.2        13.5
Dividends paid (in millions)                                         $873           $921        $933       $889        $846
Dividend yield (year-end) (percent)                                   4.0            5.7         4.6        5.0         5.6
Dividend payout ratio (percent)                                      66.5           72.2        95.6       91.5        75.1
Shares outstanding (in thousands):
   Average                                                        653,087        685,163     696,944    685,033     672,590
   Year-end                                                       681,158        665,796     697,747    693,423     677,036
Stockholders of record (year-end)                                 160,116        174,179     187,053    200,508     215,246
-------------------------------------------------------------------------------------------------------------------------------
Customers (year-end) (in thousands):
Residential                                                         3,398          3,339       3,277      3,220       3,157
Commercial                                                            527            513         497        479         464
Industrial                                                             14             15          15         16          17
Other                                                                   5              4           5          5           5
-------------------------------------------------------------------------------------------------------------------------------
Total                                                               3,944          3,871       3,794      3,720       3,643
===============================================================================================================================
Employees (year-end)                                               26,021         26,269      25,206     24,682      25,034
-------------------------------------------------------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1996-2000 (continued)
Southern Company and Subsidiary Companies 2000 Annual Report

-----------------------------------------------------------------------------------------------------------------------
                                                               2000           1999        1998       1997        1996
-----------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions):
Residential                                                $  3,367         $3,105      $3,163     $2,837      $2,894
Commercial                                                    2,922          2,743       2,763      2,595       2,559
Industrial                                                    2,292          2,237       2,267      2,139       2,136
Other                                                            32              1          79         76          76
-----------------------------------------------------------------------------------------------------------------------
Total retail                                                  8,613          8,086       8,272      7,647       7,665
Sales for resale within service area                            377            350         374        376         409
Sales for resale outside service area                           600            473         522        510         429
-----------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                      9,590          8,909       9,168      8,533       8,503
Other revenues                                                  476            408         331        241         172
-----------------------------------------------------------------------------------------------------------------------
Total                                                       $10,066         $9,317      $9,499     $8,774      $8,675
=======================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                  46,213         43,402      43,503     39,217      40,117
Commercial                                                   46,249         43,387      41,737     38,926      37,993
Industrial                                                   56,746         56,210      55,331     54,196      52,798
Other                                                           970            945         929        903         911
-----------------------------------------------------------------------------------------------------------------------
Total retail                                                150,178        143,944     141,500    133,242     131,819
Sales for resale within service area                          9,579          9,440       9,847      9,884      10,935
Sales for resale outside service area                        17,190         12,929      12,988     13,761      10,777
-----------------------------------------------------------------------------------------------------------------------
Total                                                       176,947        166,313     164,335    156,887     153,531
=======================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                    7.29           7.15        7.27       7.23        7.21
Commercial                                                     6.32           6.32        6.62       6.67        6.74
Industrial                                                     4.04           3.98        4.10       3.95        4.04
Total retail                                                   5.74           5.62        5.85       5.74        5.81
Sales for resale                                               3.65           3.68        3.92       3.75        3.86
Total sales                                                    5.42           5.36        5.58       5.44        5.54
Average Annual Kilowatt-Hour
   Use Per Residential Customer                              13,702         13,107      13,379     12,296      12,824
Average Annual Revenue Per Residential Customer             $998.38        $937.81     $972.89    $889.50     $925.12
Plant Nameplate Capacity Owned (year-end) (megawatts)        32,807         31,425      31,161     31,146      31,076
Maximum Peak-Hour Demand (megawatts):
Winter                                                       26,370         25,203      21,108     22,969      22,631
Summer                                                       31,359         30,578      28,934     27,334      27,190
System Reserve Margin (at peak) (percent)                       8.1            8.5        12.8       15.0        14.0
Annual Load Factor (percent)                                   60.2           59.2        60.0       59.4        62.3
Plant Availability (percent):
Fossil-steam                                                   86.8           83.3        85.2       88.2        86.4
Nuclear                                                        90.5           89.9        87.8       88.8        89.7
-----------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                           72.3           73.1        72.8       74.7        73.3
Nuclear                                                        15.1           15.7        15.4       16.5        16.7
Hydro                                                           1.5            2.3         3.9        4.3         4.1
Oil and gas                                                     4.0            2.8         3.3        1.7         1.5
Purchased power                                                 7.1            6.1         4.6        2.8         4.4
-----------------------------------------------------------------------------------------------------------------------
Total                                                         100.0          100.0       100.0      100.0       100.0
=======================================================================================================================


                                                                37